EXHIBIT (B)
The Directors,
Amersham Pharmacia Biotech Inc.
800 Centennial Avenue
P.O. Box 1327
Piscataway, NJ 08855-1327
USA


                                                              13th August 1998

Dear Sirs:

RE: SHORT TERM LIBOR LINKED LOAN FACILITY

This letter sets out the terms upon which Nycomed Amersham plc undertakes to provide you with the loans. These terms apply from 13th August 1998.

1.   Amount
     The loans amount shall be up to the sum of Two Hundred and Forty Million United States Dollars (USD 240,000,000).

2.   Term
     The loans will expire on 31 March 1999.

3.   Purpose
     The loans shall be used for financing the acquisition of Molecular Dynamics, Inc. by APB Acquisition Corp.

4.   Interest
     Interest shall be paid on 31 march 1999.

     The rate of interest for each loan will be LIBOR plus a margin of 0.375%.

     LIBOR will be the appropriate LIBOR rate from the date of the loan until 31 March 1999.

5.   Repayment
     The loans will be repaid in full on 31 March 1999.

6.   Prepayment
     Either Amersham Pharmacia Biotech Inc. or Nycomed Amersham plc may, by giving fourteen days prior written notice to the other party, prepay any of the loans in whole or in part.

     Any such amount prepaid may not be redrawn.

7.   Default
     On the occurrence of any of the events below, Nycomed Amersham plc may terminate all or any of its obligations hereunder and demand immediate repayment of any indebtedness and all accrued interest, charges, costs and expenses.

        (i) Amersham Pharmacia Biotech Inc. becomes insolvent or unable to pay its obligations as they fall due;

       (ii) Amersham Pharmacia Biotech Inc. initiates debt negotiations under the supervision of a court or becomes subject to bankruptcy proceedings;

      (iii) a substantial part of the assets of Amersham Pharmacia Biotech Inc. is taken under administration by a Receiver;

       (iv) an event similar to any of those listed under (ii) to (iii) occurs in any jurisdiction.

8.    Assignation and transfer
      Nycomed Amersham plc retains the right to assign its right and obligations under the terms of these loans without consent of Amersham Pharmacia Biotech Inc.

9.    Law
      This agreement shall be governed by and construed in accordance with English law.

10.   Acceptance
      As evidence of your acceptance of these terms, will you please sign, date and return the attached copy of this letter.


      Signed on behalf of Nycomed Amersham plc

      /s/ G.F.B. Kerr                      /s/ A.E. Royle
      ---------------------------------    ---------------------------------
      G.F.B. Kerr                          A.E. Royle
      Group Finance Director               Director of Treasury


      Accepted on behalf of Amersham Pharmacia Biotech Inc.


      Date:    14/8/98                      /s/ Julian A. Cooper
            ---------------------          ---------------------------------
                                           Julian A. Cooper
                                           Director